Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL SEPARATION AGREEMENT

AND RELEASE IN FULL OF ALL CLAIMS

Employee Name: Jamey Seely

Employee ID: 36878

Work City and State: Denver, Colorado

Separation Date: April 1, 2020

Notice to Employee: You should discuss this Confidential Separation Agreement with an attorney prior to signing it. In any event, you should thoroughly review and understand the effect of this document before acting upon it. Therefore, please take this Confidential Separation Agreement home and carefully consider it before deciding whether to sign it. You have 60 calendar days from the Effective Date (as defined below) to review, execute and return this Agreement to the Company, which 60-day period includes any revocation period contained in this Agreement. The Certificate Effectiveness Date, as defined in the Certificate, attached hereto as Exhibit A (the “Certificate”), must be on or before April 8, 2020, or your severance offer will automatically be withdrawn and you will not be eligible to receive any Severance Benefits.

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE IN FULL OF ALL CLAIMS (the “Agreement”) is made, as of March 13, 2020 (the “Effective Date”), by and between:

JAMEY SEELY (hereinafter referred to as “Employee”)

AND

Gates Industrial Corporation plc, including for the purposes of this Agreement, its parents, affiliates, subsidiaries, predecessors, successors, assigns, management companies or any related organizations or entities of which it is or becomes a part, as well as the foregoing entities’ respective shareholders, officers, directors, employees, agents, insurers, and employee benefit plans (collectively, “Gates” or “Company”). Employee and Gates are together referred to herein as the “Parties” and individually referred to as “Party.”

FOR AND IN CONSIDERATION of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

1.    Intent to Resolve all Claims. In connection with Employee’s separation and termination of employment with the Company at the close of business on the employee’s Separation Date, Gates and Employee desire to settle and compromise fully and finally all differences between them, including, but not limited to, all claims Employee has or might have asserted against the Company arising out of the employment with Gates or termination of that employment.

SEPARATION OF EMPLOYMENT

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

2.    Separation Date. The Parties acknowledge that as of April 1, 2020 (a) Employee’s employment with the Company will terminate (the “Separation Date”) and (b) the Company shall not, subsequent to the Separation Date, have any liabilities, rights, duties or obligations to Employee under or in connection with Employee’s employment with the Company, except as provided in this Agreement.

3.    Return of Property. Employee acknowledges that he or she has possession of all of Employee’s personal property that was on the Company’s premises. No later than three days following the Separation Date, Employee will return all copies and originals of any Company property, documents, computer programs, or other records, regardless of how created, copied, stored and/or maintained, specifically including any documents or records relating to the Company’s finance, accounting and/or audit policies and procedures. No later than three days following the Separation Date, except as otherwise set forth in this paragraph, Employee will return to the Company all Company property, including without limitation, computer, badge and security access equipment, Company credit cards, calling cards, etc. The Company agrees that the Employee’s cell phone number, cell phone, and home printer shall be retained by the Employee.

COMPENSATION AND BENEFITS

4.    Wages. Whether or not Employee signs this Agreement, the Company will pay Employee’s regular wages earned through the Separation Date (minus applicable deductions and withholdings).

5.    Treatment of Equity Awards. Employee’s eligibility to any outstanding Equity Awards, if any, shall be governed by the terms and conditions of the relevant Incentive Plans (as defined in the Gates Industrial Corporation plc Executive Severance Plan (the “Plan”)) and the applicable Award Agreements thereunder.

6.    Severance Benefits.

a.    Employee shall receive the Severance Benefits described below, provided all the following have occurred: (1) Employee’s employment has terminated (other than as a result of a termination for Cause (as defined in the Plan) or by the Employee when grounds for Cause exist); (2) Employee has affirmed the terms of this Agreement, including the release set forth in Paragraph 9, such that it covers the period of employment between the Effective Date and the Separation Date, by signing the Certificate and returning it to the Company at the address provided in Paragraph 28; (3) the revocation period described in Paragraph 28 has expired and Employee has not revoked the Agreement; and (4) Employee has complied in full with the terms of this Agreement, including but not limited to Paragraphs 12-15.

b.    In exchange for Employee’s release of claims in Paragraph 9 and the affirmation of such release of claims provided in the Certificate, as well as Employee’s other promises contained in this Agreement, and provided the requirements of Paragraph 6.a. above have been satisfied, the Company agrees to provide Employee with the following “Severance Benefits”:

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

i.

Cash Severance. In an amount equal to $850,000.00, said amount represents 2.0 multiplied by Employee’s current annual base salary in effect immediately prior to the Separation Date. This amount is to be paid in a lump sum on the first payroll following the Certificate Effectiveness Date, in accordance with the Company’s normal payroll practices;

ii.

COBRA Continuation Payment. Beginning with the first payroll following the Certificate Effectiveness Date, a monthly cash payment of $346.00 per month, representing an amount equal to the Company’s portion of the monthly health and dental benefits premiums that would be paid on behalf of Employee if such Employee would have remained employed by the Company. Payments under this section will be payable monthly for each month of the Welfare Continuation Period in accordance with the Company’s payroll practices, provided, however, that the Welfare Continuation Period shall terminate earlier as of the date on which Employee becomes eligible to receive any health benefits as a result of subsequent employment or service. Employee will notify the Company in writing at least seven days prior to the date in which she becomes eligible to receive any health benefits as a result of subsequent employment or service. The first such payment in respect of any completed months prior to the Certificate Effectiveness Date to occur as soon as practicable after the Certificate Effectiveness Date.

iii.	Bonus for 2019 Fiscal Year. Due to Company performance, the Gates Global Bonus Policy for the 2019 Fiscal Year funded at 0%, thus no bonus will be paid to Employee;

iv.

Prorated Bonus for 2020 Fiscal Year. Employee will receive any bonus amount otherwise payable under the Gates Global Bonus Policy prorated through the Separation Date, calculated based on actual performance for the 2020 fiscal year (with any individual performance factor (as defined in the Gates Global Bonus Policy) set at 1), payable concurrently with bonus payments, if any, to other participants under the Gates Global Bonus Policy; and

v.

Outplacement Services. Reimbursement for reasonable outplacement services actually incurred by Employee which are directly related to such Employee’s Termination and which are incurred only during a 6-consecutive-month period that ends within or with the 12-month period following the Separation Date.

The payments described in this Paragraph 6, including the COBRA Continuation Payment, shall be subject to applicable withholdings and deductions and will be reflected on a W-2 tax form. The Company makes no representations to Employee about the tax consequences of entering into this Agreement and the way these payments are made.

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

c.    Taxes. Employee is solely responsible for any tax liability incurred as a result of these payments. Employee agrees to hold the Company harmless against, and to indemnify the Company for any and all claims by the Internal Revenue Service or other United States Bankruptcy Court, or any other taxing authority or other government agency (whether federal, state or local), which may be made against the Company to withhold any portion of the distribution or otherwise pay taxes in connection with the distribution of the severance payments and benefits pursuant to the Paragraphs above, but only to the extent that any such claims are caused by Employee’s own failure to make the necessary withholdings or payments.

7.    Payment in Full of All Compensation and Benefits. Employee hereby expressly acknowledges and agrees that (a) Employee has been paid for all work performed and (b) Employee is not entitled to any additional payment of wages (including overtime), compensation, leave, or benefit of any kind from the Company as of the Separation Date, except the Severance Benefits payable under the terms of this Agreement, and any earned, but unused, vacation days.

8.    Termination of Group Health Insurance/Continuation Coverage. If Employee and his or her family members are enrolled in Company-provided medical and/or dental coverage, vision insurance, and/or the Employee Assistance Plan on the Separation Date, Employee may elect continued coverage after the Separation Date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee must elect coverage by timely and properly completing and returning the COBRA forms sent to him or her. The Company will provide COBRA enrollment information (including cost information) to eligible employees within 45 days following their Separation Date.

GENERAL RELEASE AND WAIVER

9.    Full and Complete Waiver and Release.

By signing this Agreement, and to the fullest extent permitted by law, Employee waives and releases the Company from any and all claims.

Employee releases, acquits, and forever discharges the Company, and each of its current and former individual directors, officers, employees, shareholders, agents and insurers, and their successors, and all other persons who might be claimed to be liable (collectively “Released Parties”), to the fullest extent allowed by law, of and from any and all grievances, claims, actions and lawsuits arising out of or related to Employee’s employment with the Company or the termination of that employment, other than as expressly excepted in Paragraph 10. Although (as noted in Paragraph 10) this Agreement does not limit Employee’s right to file a charge with an administrative agency or participate in an agency investigation and to file an unfair labor practice charge, Employee waives the right to recover money in connection with any charge or investigation by any agency, regardless of whether Employee or someone else initiated that charge or investigation. Employee hereby assigns to the Company all rights to such compensation, if any, in consideration of the payments received under this Agreement.

This release includes to the fullest extent allowed by law, but is not limited to, any and all claims, grievances, actions or lawsuits in any forum, which have been, might have been, or in the

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

future might be asserted by Employee and/or on behalf of Employee, under local, state and federal laws, administrative regulations, Executive Orders, and wage payment or equal employment opportunity legislation such as: Title VII of the Civil Rights Act of 1964; the Sarbanes-Oxley Act of 2002 (15 USC § 78d-3); the Civil Rights Acts of 1866, 1870, 1871, and 1991; 42 U.S.C. § 1981, the Age Discrimination in Employment Act; the Equal Pay Act and any state equal pay laws; the Colorado Anti-Discrimination Act; the Family and Medical Leave Act; the Genetic Information Non-Discrimination Act of 2008; the Older Workers Benefit Protection Act; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 and any state law equivalents; the Labor Management Relations Act; the National Labor Relations Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification (WARN) Act, 23 U.S.C. § 2101, including WARN Act claims that may arise after the date on which this Agreement became effective, and Executive Orders 11246 and 11141, all as amended. This release also includes, to the fullest extent allowed by law, any and all federal, state, local law or common-law claims, including whistleblower, retaliation, tort and wrongful discharge claims; contract claims, including express or implied contract and breach of the covenant of good faith and fair dealing; and claims for attorneys’ fees.

10.    Exceptions to the Release. Notwithstanding any other provisions of this Agreement, nothing in this Agreement will waive, release, modify, or otherwise affect any of Employee’s accrued and vested rights under existing pension and profit-sharing plans, such as claims for vested benefits, or under state workers’ compensation and unemployment laws. This Agreement is not intended to change or modify any provision of any benefit plan governed by ERISA. With the exception of claims under the WARN Act, this Agreement does not govern claims or rights based on events that may occur after the date Employee signs this Agreement. Also excluded from this Agreement is Employee’s right to file a charge with an administrative agency, participate in an agency investigation and to file an unfair labor practice charge. Employee is, however, waiving all rights to recover money in connection with any such charge, investigation or related lawsuit.

EMPLOYEE’S COVENANTS

11.    Employee Representations. Employee represents he or she has: (a) not made or filed any suits, claims, complaints or charges against the Company with any court or administrative body; (b) not transferred or assigned any claims, rights or causes of action against the Company to any other person or entity; and (c) reported all workplace injuries and illnesses in writing to the immediate supervisor or human resources representative on or before the Separation Date.

12.    Continuation of Confidentiality and Other Restrictive Covenants. Employee acknowledges that he or she has previously executed a Gates Industrial Corporation Plc Executive Severance Plan Participation Notice and Agreement (including Appendix A to that notice) (the “Participation Notice and Agreement”). Employee acknowledges and reaffirms his or her continuing obligations under the Participation Notice and Agreement. Employee understands that if Employee breaches the Participation Notice and Agreement, the Company is entitled to recover any and all damages caused by such breach and is entitled to any other remedies provided thereunder.

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

13.    Nondisclosure of Confidential Information. Employee agrees not to disclose any Confidential Information of the Company, including information received in confidence by the Company from others except upon written consent of the Company. “Confidential Information” means information (1) disclosed to or known by Employee as a consequence of or through his or her employment with the Company, (2) not generally known outside the Company, and (3) which relates to the Company’s business and includes, without limitation, trade secrets, drawings, manuals, notebooks, reports, models, prototypes, ideas, inventions, formulas, machines, compositions, computer programs, accounting methods, customer lists, business plans, information systems, processes, formulae, algorithms, designs, product specifications, market strategies, financial information, and information concerning pricing, profits, and costs, and other information that the Company treats or is obligated to treat as confidential, privileged, or for internal use only, whether or not owned by the Company. It is understood that such Confidential Information of the Company includes matters that Employee conceived or developed as well as matters Employee learned from other employees of the Company.

Employee will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time. Employee’s obligations under this Agreement with respect to any specific confidential information shall cease when that specific portion of the Confidential Information becomes generally known outside the Company through no fault of Employee.

Employee understands that notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning suspected violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided Employee does so consistent with 18 U.S.C. § 1833.

14.    Confidentiality of Agreement.

a.    With the exception of necessary communications to taxing authorities, accountants, and attorneys; communications to immediate family members who reside with Employee; the affirmative obligation to inform new employers of Employee’s agreement to not compete against the company or solicit Company employees or customer; and any communications required by law, Employee agrees and covenants that the terms, amounts, and fact of this Agreement shall be kept strictly confidential. Employee further agrees not in any way (directly or indirectly) to communicate or disclose, or participate in the communication or disclosure, of any of that information to others (except as may be necessary to enforce the rights contained in this Agreement in an appropriate legal proceeding); including any of the Company’s past, present, or future employees or customers, and further agrees and covenants that the same restrictions shall apply with respect to representatives of the media.

b.    Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively,

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Moreover, Employee shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.

c.    Except as otherwise provided in Paragraph 14.b or under applicable law, under no circumstance is Employee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company.

15.    No Disparagement. Employee agrees and covenants that he or she will not in any way (directly or indirectly) do or say anything at any time which disparages or derogates the Company, its subsidiaries or affiliates, its business interests or reputation, or any of its individual directors, officers, employees, customers, or agents. The Company agrees and covenants that it will direct its executive leadership team from in any way (directly or indirectly) do or say anything at any time which disparages or derogates the Employee. Employee agrees to direct any employment inquiries to Gwen Montgomery, and the Company agrees to respond, through Gwen Montgomery or her representative, to any such employment-related inquiries directed to Gwen Montgomery regarding Employee by providing only Employee’s dates of employment and position(s) held.

16.    Assistance with Legal Matters. Employee agrees to assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”), and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Employee’s services.

Employee agrees, unless precluded by law, to promptly inform the Company if asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.

Employee also agrees, unless precluded by law, to promptly inform the Company if asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

17.    Acknowledgements. Employee acknowledges and agrees to the following:

a.    the Severance Benefits described in Paragraph 6 of this Agreement are in addition to whatever Employee would be entitled to receive if Employee decides not to sign this Agreement, and they constitute the sole consideration/payment to Employee from the Company in exchange for Employee’s promises and actions as set forth in this Agreement.

b.    in exchange for the Severance Benefits, Employee is waiving all rights or claims, if any, that Employee may have against the Company under the ADEA.

c.    this Agreement has been written in a manner calculated to be understood by Employee and Employee does understand it.

d.    Employee is not waiving rights and claims that arise after the date Employee signs the Certificate.

e.    WARN. If the Company paid any payments under WARN, Employee agrees and acknowledges that the method used to determine the rate of pay and benefits is reasonable and fairly compensates Employee for the sixty day WARN Act period. In addition, Employee agrees and acknowledges that the separation pay is a voluntary and unconditional payment from the Company, which the Company is not legally obliged to provide unless Employee signs this Agreement, and such pay is sufficient and adequate consideration for Employee’s release of any WARN Act claims that Employee may have either now or in the future as a result of Employee’s termination of employment.

OTHER PROVISIONS

18.    Status of Severance in the Event of Rehire. Severance Benefits shall stop in the event Employee is subsequently rehired by the Company. The effective date of discontinuing current Severance Benefits shall be the calendar day prior to the reemployment date.

19.    Final, Binding and Entire Agreement. This Agreement (including the Certificate) contains the entire agreement and understanding between the parties related to its subject matter, and supersedes and replaces all prior negotiations and understandings, written or oral, express or implied, concerning this subject matter except that any obligations Employee has under any Participation Notice and Agreement under the Plan, Confidentiality & Restrictive Covenants Agreement, the Employee Confidential Information, Invention and Copyright Agreement, Affidavit in the Company’s Application for Employment, and/or any confidentiality or non-disclosure agreement, all remain in full force and effect (including, for the avoidance of doubt, any Exhibits or Appendices thereto and any rights of the Company to pursue any remedies thereunder). This Agreement may be amended only by a written document signed by the parties which specifically states that it was intended as an amendment. Failure to comply with the terms of this Agreement will result in the withdrawal of the offer of severance pay made in this Agreement.

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

20.    No Admission of Liability. Nothing in this Agreement shall be interpreted as an admission of liability as to any of the complaints, claims, or lawsuits that it releases or as to any wrongful act against Employee. The Company and each of its individual directors, officers, employees, agents and insurers, and their successors, individually and collectively, expressly deny any such liability or wrongful act.

21.    Choice of Venue, Jury Trial and Class Action Damage Waiver. Venue for litigating any claims under this Agreement is proper in the U.S. District Court for the District of Colorado or the Denver County District Court, and Employee expressly consents to the jurisdiction of such courts. Employee expressly waives and relinquishes the right to a trial before a jury in any action, brought in any court, concerning this Agreement or any other claim against the Company. Employee also expressly waives the right to collect money damages in any class or collective action against the Company.

22.    Severability. To the extent that any provisions in this Agreement are deemed illegal and/or unenforceable, the parties agree that this Agreement shall be interpreted so that all other obligations and protections established by it are enforceable.

23.    Duplicates. Employee and the Company may sign duplicate originals of this Agreement.

24.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

25.    Headings. The headings in this Agreement are used for ease of reference only, and may not be used as aids in interpreting this Agreement.

26.    Section 409A. This Agreement will be construed and interpreted to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, or one or more applicable exceptions thereto, in accordance with the provisions of Section 409A of the Code and any Treasury Regulations or interpretive guidance issued thereunder. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Code Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Separation Date, but for the condition of the occurrence of the Certificate Effectiveness Date, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to Employee according to the applicable schedule set forth herein.

27.    Representations and Warranties. By executing this Agreement, Employee acknowledges that Employee: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge and, if applicable, the advice of Employee’s own legal counsel; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown, (iv) is entering into this Agreement freely and voluntarily; and (v) has

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

carefully read and understood all of the provisions of this Agreement. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement. The Parties also agree that the consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents, and effects, and having the benefit of advice from their respective counsels.

28.    Consideration and Revocation Periods. Employee hereby acknowledges having been allowed at least 60 calendar days from the Effective Date to consider this Agreement and that, if the Agreement is signed sooner, such decision is entirely voluntary. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of this time period. Employee has been advised in writing by the Company to consult an attorney prior to signing this Agreement and to ask the attorney to review and explain this Agreement. Employee has thoroughly reviewed this Agreement and understands this Agreement and the effect of it. Employee understands that he or she may revoke this Agreement for a period of seven (7) days after signing it, and that the Agreement will not become effective or enforceable until the seven-day period has expired without such revocation. Executed agreements and/or revocation notices shall be sent to:

Gates Corporation

Attn: Gwen Montgomery

1144 Fifteenth Street, Suite 1400

Denver, CO 80202

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GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

This Agreement contains a waiver and release of important legal rights. By signing below, Employee acknowledges and agrees that Employee waives and releases such rights knowingly and voluntarily and after having been encouraged to review with legal counsel of Employee’s own choosing.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

EMPLOYEE	GATES INDUSTRIAL CORPORATION PLC

/s/ Jamey Seely	/s/ Roger Gaston
Employee Signature	Authorized Representative Signature

Jamey Seely	Roger Gaston – Chief Human Resources Officer
Employee Name	Name and Title

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

EXHIBIT A

Certificate Updating Release and Waiver of Claims

I, Jamey Seely, hereby acknowledge and certify that I entered into a Confidential Separation Agreement and Release in Full of all Claims (the “Agreement”), dated as of March 13, 2020, with the Gates Industrial Corporation plc (the “Company”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release and waiver of claims in the Agreement, in order to receive the Severance Benefits. For this Certificate to become effective and for me to receive the Separation Benefits set forth in Paragraph 6 of the Agreement, I must sign this Certificate after the Separation Date but no later than seven (7) calendar days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effectiveness Date.” I further agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.

2.

In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release and waiver of claims set forth in Paragraph 9 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I agree that I have been paid all unpaid wages and other compensation owed to me as of the Separation Date. I also agree that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I agree that this Certificate, when executed, is part of the Agreement.

Jamey Seely

Date

GATES INDUSTRIAL CORPORATION PLC EXECUTIVE SEVERANCE PLAN RELEASE AGREEMENT

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